Exhibit 16

                                                              October 1, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

I have read Item 8 of Form 10-KSB for the fiscal year ended June 30, 2004 of Heritage Worldwide, Inc. and am in agreement with the statements contained therein. I have no basis to agree or disagree with other statements of the registrant contained therein.


/s/ Bernard Morieul
   ------------------
Bernard Morieul